EXHIBIT 10.27

THIS AGREEMENT made as of the 27th day of June, 2003.

BY AND BETWEEN:

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.,

a body corporate organized and existing under

the laws of the State of Delaware, U.S.A.

(hereinafter referred to as “Quantum”)

-and-

ENBRIDGE INC.,

a body corporate organized and existing under

the federal laws of Canada

(hereinafter referred to as “Enbridge”)

ASSUMPTION AGREEMENT

WHEREAS:

A.	Global and Enbridge previously entered into a written Joint Development Agreement as of July 31, 2000, a copy of which is attached hereto as Schedule “A” (hereinafter referred to as the “Joint Development Agreement”);

B.	Pursuant to a written subscription agreement dated July 31, 2000 (the “Subscription Agreement”), Enbridge acquired One Million (1,000,000) Cumulative Redeemable Convertible Preferred Shares, Series 2, of Global (the “Preferred Shares”);

C.	Pursuant to a written Combination Agreement made between Quantum and Global as of April 8, 2003 (the “Combination Agreement”), Quantum has agreed to acquire all of the outstanding common shares of Global by way of a plan of arrangement;

D.	Notwithstanding the Combination Agreement, Enbridge shall continue to hold the Preferred Shares;

E.	Pursuant to the Put Agreement, Enbridge has been granted an option by Quantum entitling Enbridge to require Quantum to purchase the Preferred Shares) for cash in a sum equal to Fifteen Million ($15,000,000.00) Dollars in lawful currency of Canada plus any accrued and unpaid dividends to the effective date of closing of the Put as set forth in further detail in the Put

Agreement;

F.	The Parties hereto have agreed that Quantum shall assume the obligations of Global to Enbridge pursuant to the Joint Development Agreement as of the Effective Date hereof and shall be bound by the terms and conditions of the Joint Development Agreement as further set forth in this Agreement;

G.	Quantum has agreed, in addition to its agreement to assume the said obligations as set forth herein, to enter into further covenants and agreements with respect to the funding, financing and commercialization of the subject matter of the Joint Development Agreement; and

H.	The covenants of Enbridge and Global contained in the Joint Development Agreement shall continue, save and except as varied herein, in full force and effect without release or novation.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by each of the Parties hereto, each hereby covenants, agrees and declares as follows:

ARTICLE 1

DEFINITIONS

1.1	Unless otherwise stated, all terms used in this Agreement shall have the same meaning as in the Joint Development Agreement.

1.2	In this Agreement, the following terms shall have the following meanings:

1.2.1	“Agreement” and “this Agreement” shall mean this Agreement made between Quantum and Enbridge;

1.2.2	The “Effective Date” means the date that the articles of arrangement of Global are filed, as contemplated in the Combination Agreement;

1.2.3	“Enbridge” means Enbridge Inc., a body corporate organized and existing under the federal laws of Canada;

1.2.4	The “Expenditure Period” means the first Two (2) years of the term of this Agreement, commencing on the Effective Date;

1.2.5	“Global” means Global Thermoelectric Inc., a body corporate organized and existing under the laws of the Province of Alberta, Canada;

1.2.6	The “Joint Development Agreement” means the Joint Development Agreement made by and between Enbridge and Global as of July 31, 2000 and amended as of March 13, 2003, a copy of which is attached hereto as Schedule “A”;

1.2.7	The “Obligations” means all of the obligations of Global to Enbridge pursuant to the Joint Development Agreement;

1.2.8	The “Parties” means Enbridge and Quantum and “Party” means any one of the foregoing Parties;

1.2.9	The “Put” has the same meaning as in the Put Agreement;

1.2.10	The “Put Agreement” means the written Share Put and Dividend Guarantee Agreement of even date herewith, wherein Quantum granted to Enbridge an option entitling Enbridge to require Quantum to purchase the Preferred Shares for cash in a sum equal to Fifteen Million ($15,000,000.00) Dollars in lawful currency of Canada plus any accrued and unpaid dividends to the effective date of closing of the Put as set forth in further detail in the Put Agreement;

1.2.11	“Quantum” means Quantum Fuel Systems Technologies Worldwide, Inc., a body corporate organized and existing under the laws of the State of Delaware, U.S.A.;

1.2.12	“SOFC”, for greater certainty, has the same meaning as in the Joint Development Agreement; and,

1.2.13	“Term” has the meaning set forth in Article 5 of this Agreement.

1.3	All references to money in this Agreement are in Canadian funds.

ARTICLE 2

OBLIGATIONS ASSUMED BY QUANTUM

2.1	Quantum hereby assumes and will fulfill and perform the obligations of Global to Enbridge, and shall have the rights of Global as set forth in the Joint Development Agreement, provided, for greater certainty, that the obligations assumed by Quantum in no way affect or restrict the existing business or rights of Quantum outside of the commercialization of SOFC systems and technology.

ARTICLE 3

JOINT DEVELOPMENT AGREEMENT

3.1	Except as expressly set forth herein, nothing contained in this Agreement shall terminate, waive, modify, vary or otherwise affect the obligations of Enbridge to Global or Global to Enbridge pursuant to the Joint Development Agreement and Enbridge shall have the same obligations to Quantumhereunder as it does to Global pursuant to the Joint Development Agreement. Performance by Quantum of the obligations of Global assumed hereunder shall satisfy Global’s obligations to so perform.

3.2	Except as expressly set forth herein, the rights of Enbridge as set forth in the Joint Development Agreement shall continue in full force and effect.

ARTICLE 4

FURTHER OBLIGATIONS OF QUANTUM

4.1	During each period of Twelve (12) months of the Expenditure Period, Quantum will expend a minimum of Six Million ($6,000,000.00) Dollars on development and commercialization of SOFC systems and technology as provided in greater detail in the Joint Development Agreement, such funds to be applied to and invested in the costs of research and development and further to operating expenses related to such research and development.

4.2	During the Term of this Agreement, Quantum will use reasonable commercial efforts to obtain and provide funding for the commercialization of SOFC systems and technology.

4.3	During the Term of this Agreement, Quantum will use reasonable commercial efforts to attempt to obtain and secure additional funding by way of investment from both Canadian and U.S. sources of such funding, including but not limited to government and scientific research incentive programs.

ARTICLE 5

TERM AND TERMINATION

5.1	This Agreement shall be effective as of the Effective Date and shall continue in force until terminated. This Agreement shall be of no force and effect in the event the Combination Agreement is terminated prior to the Effective Date.

5.2	This Agreement shall terminate in any event upon the termination of the Joint Development Agreement.

5.3	Quantum shall have the same rights to terminate this Agreement as stated with respect to Global in the Joint Development Agreement.

5.4	In the event that the Put is exercised by Enbridge, or expires pursuant to the terms of the Put Agreement, this Agreement shall immediately terminate.

ARTICLE 6

GENERAL MATTERS

6.1	Any term, condition or provision of this Agreement which is deemed to be, void, prohibited or unenforceable shall be severable from this Agreement, and shall be ineffective to the extent of such avoidance, prohibition or unenforceability without in any way invalidating the remaining terms, conditions and provisions hereof.

6.2	If at any time any Party shall be in default of any of its covenants or agreements contained in or arising out of this Agreement, any remedy which may be available to any other Party by virtue of any provision contained in this Agreement and as a consequence of such default shall be in addition to and not by way of substitution for any statutory or common law remedy which may also be available and all such remedies may be enforced either successively or concurrently.

6.3	Neither the granting of any time or other indulgence to any Party hereto nor the failure of any Party to insist upon the strict performance of any covenant, term, or condition of this Agreement or to enforce its rights hereunder shall be construed as a waiver of its rights or remedies hereunder and the same shall continue in full force and effect.

6.4	Each Party hereto will promptly and duly execute and deliver to each remaining Party such further documents and assurances and take such further action as such remaining Party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

6.5	Any notice or other writing required or permitted to be given hereunder or for the purposes hereof to any Party shall be sufficiently given if delivered personally or by facsimile to such Party:

(a)	in the case of a notice to Enbridge at:

30th Floor, 425 – 1st Street S.W.
Calgary, Alberta
T2P 3L8
Attention: Al Monaco, Vice President, Planning & Development
Facsimile: (403) 231-5782

(b)	in the case of a notice to Quantum at:

17872 Cartwright Road
Irvine, California 92614
U.S.A.

Attention: Alan P. Niedzwiecki, Chief Executive Officer
Facsimile: (949) 474-3086

or at such other address as the Party to whom such writing is to be given shall have last notified the Party giving the same in the manner provided in this Section 6.5. Any notice delivered, including any notice provided by facsimile, to the Party to whom it is addressed hereinbefore shall be deemed to have been given and received on the day it is so delivered at such address, provided that if the notice is delivered after 5:00 p.m. (local time) or if such day is not a Business Day then the notice shall be deemed to have been given and received on the Business Day next following such day.

6.6	No change or modification to this Agreement shall be valid unless it shall be in writing and signed by all Parties hereto.

6.7	This Agreement shall be construed and enforced in accordance with, and the rights of the Parties hereto shall be governed by, the laws of the Province of Alberta and the federal laws of Canada applicable therein excluding any conflicts of law, rule or principle which might refer such construction to the laws of another jurisdiction. Each of the Parties hereto hereby irrevocably attorns to the jurisdiction of the courts in the Province of Alberta.

6.8	Time shall be of the essence of this Agreement.

6.9	This Agreement supersedes all other agreements between the Parties hereto relating to the subject matter hereof and constitutes the entire agreement between the Parties as to such subject matter, it being agreed and understood that other agreements between the Parties have been or will be executed. There are no statements, representations, warranties, undertakings or agreements, written or oral, express or implied, between the Parties hereto with respect to the subject matter hereof except as herein set forth.

6.10	None of the Parties hereto may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of each remaining Party, which consent may be unreasonably withheld or delayed.

6.11	This Agreement and everything herein contained shall enure to the benefit of and be binding upon the Parties together with their personal representatives, successors and permitted assigns.

6.12	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. It shall not be necessary that any single counterpart hereof be executed by all Parties to this Agreement so long as at least one counterpart is executed by each such Party. For the purposes of this Agreement any person who has acknowledged in writing that he has signed a counterpart of this Agreement shall be conclusively deemed to have executed same.

6.13	This Agreement shall be deemed to be validly executed and delivered by a Party when a copy thereof has been executed by that Party and transmitted by facsimile to each of the remaining Parties. A Party delivering this Agreement or any such other agreement, document or instrument by facsimile as aforesaid covenants to promptly deliver to each of the remaining Parties an originally executed copy of thereof by ordinary mail or by courier.

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the Effective Date.

ENBRIDGE INC.

By:	/s/ Al Monaco
	Name:	Al Monaco
	Title:	Vice President, Planning and Development

By:	/s/ Darby J. Wade
	Name: Title:	Darby J. Wade Vice President and General Counsel

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

By:	/s/ Alan Niedzwiecki
	Name:	Alan Niedzwiecki
	Title:	President and Chief Executive Officer

By:	W. Brian Olson
	Name:	W. Brian Olson
	Title:	Chief Financial Officer